                             DISTRIBUTION AGREEMENT

         THIS DISTRIBUTION AGREEMENT ("Agreement") is made as of the 23th day of June, 2003 (the "Effective Date"), by and between, Applied Biotech, Inc., a California corporation, having its principal offices at 10237 Flanders Court, San Diego, California 92121 ("ABI") and Synova Healthcare, Inc., a Delaware corporation, having its principal office at 3553 West Chester Pike, No. 334, Newtown Square, Pennsylvania 19073 ("SYNOVA").

                                    RECITALS

         ABI currently manufactures and distributes rapid diagnostic tests, including the FSH Midstream Test Stick, Catalog No. FSH 8607KPL, and desires to engage non-exclusive distributors for such tests;

         SYNOVA is a marketer of rapid diagnostic tests, and desires the non-exclusive right to market the FSH Midstream Test Stick and the non-exclusive right to market certain other ABI tests under a private label/OEM arrangement;

         ABI is willing to manufacture the rapid diagnostic tests described in this Agreement for non-exclusive distribution by SYNOVA under the private label/OEM brand SYNOVA will provide to ABI.

         NOW, THEREFORE, for and in consideration of the promises and the covenants, terms and conditions contained herein, SYNOVA and ABI agree as follows:

1.       DEFINITIONS

         In addition to the terms defined elsewhere in this Agreement, the following words and phrases, whenever capitalized in this Agreement, shall have the following meanings:

         1.1 "Act" has the meaning attributed to it in Section 6.4.

         1.2 "Affiliate" means any entity that controls, is controlled by or is under common control with another entity. An entity shall be deemed to be in control of another entity (controlled entity) if the former owns directly or indirectly at least fifty percent (50%), or the maximum percentage allowed by law in the country of the controlled entity, of the outstanding voting equity of the controlled entity, (or other equity or ownership interest in the event that such controlled entity is other than a corporation).

         1.3 "Confidential Information" means: the existence and terms of this Agreement; all other information disclosed in writing by one party to the other pursuant to this Agreement and identified as "CONFIDENTIAL"; and information disclosed orally to the extent such oral disclosure is reduced to writing and is identified as "CONFIDENTIAL," which writing is provided to the other party within thirty (30) days after oral disclosure. "Confidential Information" does not include any such information that:

            (a) is known to the receiving party before receipt thereof under this Agreement, as evidenced by the receiving party's written records; or

            (b) is disclosed to the receiving party without restriction by a Third Party lawfully in possession of such information and not under an obligation of nondisclosure; or

            (c) is or becomes part of the public domain through no breach of this Agreement; or

            (d) is independently developed by or for the receiving party without reference to Confidential Information of the other party, as evidenced by such receiving party's written records.

         1.4 "Contract Year" means for the first Contract Year, that period of time commencing on the Effective Date and ending twelve (12) months thereafter and for all subsequent Contract Years, the twelve (12) month period commencing on the day after the last day of the previous Contract Year.

         1.5 "FDA" means the United States Food and Drug Administration or any successor agency thereof.

         1.6 "Kit(s)" means the finished, packaged and labeled assembly of the Product configured in accordance with the Specifications.

         1.7 "Improvements" means an improvement to the Product, including but not limited to a waiver under the 1988 Clinical Laboratory Improvement Act.

         1.8 "Product" means the FSH Midstream Test Stick, Catalog No. FSH 8607KPL, listed on Exhibit 1.9, which has been approved for marketing in the United States by the FDA.

         1.9 "Product Line" means the ABI rapid test products listed on Exhibit 1.9, all of which have been approved for marketing in the United States by the FDA. SYNOVA has the right to distribute any of the products listed on Exhibit 1.9, subject to terms agreeable to both parties, and the parties can add additional products for distribution to the list by mutual agreement.

         1.10 "Quality Systems and GMP Requirements" means the current and any future quality system and good manufacturing practices regulations under 21 C.F.R. Part 820 to the extent that such regulations are applicable to the Product, as such regulations are implemented by the FDA.

         1.11 "Specifications" means those product, labeling, packaging and performance specifications established for the FSH Midstream Test Stick, and used in all Private Label and OEM products. Which specifications may from time to time be amended by ABI. Such amended Specifications shall become a part of this Agreement as if incorporated herein.

         1.12 "Territory" means the United States.

         1.13 "Third Party" means any individual, corporation, partnership, trust or other business or government organization or entity, and any other recognized organization or entity other than SYNOVA, ABI and their Affiliates.

         1.14 "Unit" means a single unit of the Product for performing an analytical test result.

2.       DISTRIBUTION, PURCHASE AND SALE

         2.1 Appointment. Subject to the terms and conditions of this Agreement, ABI hereby appoints SYNOVA as a distributor in the Territory for the marketing, promotion, solicitation, sales and distribution of Product. This appointment shall be non-exclusive.

         2.2 Purchase and Sale. During the term of this Agreement and subject to the terms and conditions contained in this Agreement, SYNOVA shall have the right, but not the obligation, to purchase the Product from ABI and ABI may supply, or shall cause its Affiliates to supply, SYNOVA such quantities of the Product as may be ordered by SYNOVA as provided hereunder. SYNOVA shall resell the Product in the Territory either directly or through Third Party distributors subject to the approval of ABI, which is not to be withheld unreasonably. ABI shall approve or deny any Third Party Distributor proposed by SYNOVA within seven (7) days. Should ABI reject any proposed Third Party Distributor, it agrees to provide SYNOVA with a written explanation of the basis for its decision. ABI further agrees that neither ABI nor its Affiliates will enter into any distribution agreements with any proposed Third Party Distributors rejected under this provision for a period of 18 months. Provided however, ABI shall have the right to sell any and all ABI products to any Third Party Distributor rejected by ABI, if ABI has had a previous relationship or had attempted to sell product to the proposed Third Party Distributor prior to the request by Synova to approve or reject the proposed Third Party Distributor. At the request of Synova, ABI will provide information to document the prior contact.

3.       PURCHASE PRICE, ORDERS, PRODUCT SUPPLY

         3.1 Purchase Price. ABI shall charge SYNOVA and SYNOVA shall purchase the quantities of Product ordered and accepted by SYNOVA pursuant to this Agreement, at a purchase price as set forth on Exhibit 3.1 (the "Purchase Price"); provided, however, the Purchase Price applicable to the Product may be adjusted pursuant to the terms of Section 3.2.

         3.2 Price Adjustment. Except as set forth in this Article 3 and in
Section 7.2, no adjustment in the Purchase Price shall be permitted during the term of this Agreement. The Purchase Price will be firm for the first Contract Year. After the first Contract Year, the Purchase Price for the Product may be adjusted once each Contract Year by written notice from ABI to SYNOVA at least sixty (60) days prior to the first day of such Contract Year. The adjusted Purchase Price shall become effective for Product ordered by and delivered to SYNOVA during the Contract Year to which such adjustment applies. Any adjustment in Purchase Price for each Contract Year must correlate with raw material price increases, and will be validated in writing by ABI prior to implementation. Any increase in Purchase Price shall not exceed the previous Contract Year Purchase Price by greater than [XXXX]*.

         3.3 Orders.

            (a) Each purchase order submitted by SYNOVA to ABI shall contain at least the following minimum quantities; [XXXX]* pieces of any single catalog number.

            (b) Orders shall be placed upon SYNOVA's purchase order form, specifying quantities ordered, delivery dates, and delivery and shipping instructions. However, the obligations and rights of the parties shall be governed by the terms and conditions of this Agreement. In the event there is any conflict between the provisions of this Agreement and the purchase order, or any acknowledgement or acceptance document of ABI as to the obligations of the parties regarding any Product order, the parties agree that the resolution of such issue shall be controlled by the terms of this Agreement, and then by the terms of the subject purchase order acknowledgement.


--------
* Filed under an application for confidential treatment.

         3.4 Delivery and Invoicing.

            (a) ABI shall ship Product that is ordered by SYNOVA, FOB ABI's facility in San Diego, California, in accordance with the quantities, delivery dates, and delivery and shipping instructions specified in SYNOVA's purchase orders. In the event that SYNOVA designates no carrier or if the designated carrier is not available or not feasible, then ABI shall select a reasonable alternative mode of shipment. ABI's responsibility shall be to deposit the ordered Product with the carrier in accordance with the purchase order, and ABI shall not be liable for late delivery if so accomplished. Title and risk of loss with regard to Product shall pass to SYNOVA upon delivery of such Product to the carrier for shipment. SYNOVA shall bear the cost of all shipping, handling or processing charges and any applicable taxes or duties or fees.

            (b) SYNOVA shall prepay the entire cost of its first three (3) orders, in accordance with the following terms. For these and all future orders, SYNOVA shall pay a cost per kit of [XXXX]*, subject to increase in accordance with the provisions of
                  Article 3.2 of this Agreement. Each order must be for a minimum of [XXXX]* Product kits. For SYNOVA's first and second orders, SYNOVA shall prepay 50% of the cost of the order at time the order is placed, and the remaining 50% of the cost of the order prior to delivery. For the third order, SYNOVA shall pay 25% of the cost of the order at the time the order is placed, and the remaining 75% of the cost of the order prior to delivery. For all orders thereafter, upon delivery of Product to the carrier as set forth in Section 3.4(a), ABI shall invoice SYNOVA for the Purchase Price of Product supplied, at the Purchase Price in effect on the date of ABI's receipt of SYNOVA's purchase order for such Product. SYNOVA shall pay all invoices within thirty (30) days of the shipment of the product from ABI's warehouse. If SYNOVA reasonably disputes any invoice for good cause and in good faith, SYNOVA will notify ABI prior to the expiration of such 30-day period stating the reasons therefore. All payments shall be made via wire transfer pursuant to the following information:

                                    Beneficiary Bank
                                    ABA # [XXXX]*
                                    Swift # [XXXX]*
                                    Name: [XXXX]*
                                    Address:  [XXXX]*

                                    Ultimate Beneficiary:
                                    Bank Acct # [XXXX]*
                                    Name:  [XXXX]*
                                    Reference field: [XXXX]*.
--------
* Filed under an application for confidential treatment.

                           All payments that are not received when due shall bear interest at a rate of one and one half percent (1.5%) per month until the payment is paid in full.

                  (d) Unless the parties expressly agree in writing to use a different currency, all invoices under this Agreement shall be paid in U.S. dollars.

                  (e) SYNOVA's initial Credit Line, once credit has been established (i.e after satisfactory completion of the first three orders) shall be $150,000. Such credit line is subject to review every six (6) months, and may be adjusted, at ABI's sole discretion, either higher or lower, based on SYNOVA's payment and ordering history and/or any other criteria it may deem relevant.

         4. MANUFACTURE, PACKAGING AND QUALITY ASSURANCE

         4.1 Manufacture. ABI shall manufacture the Product in accordance with all applicable laws and regulations, including, without limitation, the Quality Systems and GMP Requirements.

         4.2 Product Description and Packaging. ABI shall package and supply the Product, i.e., the FSH Midstream Test Stick, to SYNOVA as follows: the Product will be packaged in a 4-color, OTC quality box, enclosed in clear outer wrap. Each box shall contain two (2) FSH Midstream Test Stick, each consisting of a Top, Bottom, Cap and Test Strip. Each Test Stick shall be wrapped in a generic white foil pouch, stamped with the Product Name, Expiration Date, Lot Number and Catalog Number. A Desiccant Pouch shall be inserted in each foil pouch to prevent moisture. The wrapped Test Sticks shall be placed inside the OTC box, along with a 2-color package insert The boxed Test Sticks shall be placed in a 4-color Shelf Tray holding six (6) units, and packaged in a Shipper Box holding two Shelf Trays (12 units).

         SYNOVA agrees to specify and provide ABI with Art Work for the Bar Code, OTC Box, Test Stick printing (if any), Package Insert Cover, Shelf Tray and Shipper Box. Product packaging does not include any items not specified above, such as promotional coupons, labels or security sensors. Any such additional items would be specified by SYNOVA, and provided, by agreement between the parties, and may result in higher costs.

         4.3 Changes to Product. ABI shall notify SYNOVA in writing at least ninety (90) days prior to any proposed changes in its manufacturing procedures, materials, equipment used or processes, which effect Product fit, form or function. ABI has the absolute right to change the Product and to unilaterally amend the Specifications to reflect any such change; provided, however, SYNOVA may immediately cancel any outstanding purchase orders if such changes are unacceptable to SYNOVA. SYNOVA shall in no way modify, alter or change the Product. In addition, SYNOVA shall not repackage any Product unless ABI has agreed to such repackaging in writing and signed by ABI.

         4.4 Rejected Goods/Shortages SYNOVA shall notify ABI of any claim relating to Product that SYNOVA believes does not conform to the Specifications or of any shortage in quantity of any Product shipment (a "Rejection Event"), within fifteen (15) days of receipt of such shipment. Upon ABI's confirmation that (a) a shortage exists, (b) the subject Products do not conform to the Specifications, (c) the subject Products contain a manufacturing or Product defect, and/or (d) ABI has failed to satisfy any of its responsibilities under this Agreement with respect to such Product, ABI shall, in its discretion, replace Product or make up the shortage within thirty (30) days of receiving notice of the Rejection Event. ABI shall refund costs incurred by SYNOVA in connection with delivery of the Product to SYNOVA, at no additional cost to SYNOVA, and shall make arrangements with SYNOVA for the return or destruction of any rejected Product, such return shipping charges to be paid by ABI. This is SYNOVA's sole and exclusive remedy in the event of a Rejection Event. SYNOVA acknowledges that the expiration of a Product after it has been delivered to SYNOVA (provided the expiration period meets the requirements of Section 4.5) or improper storage of a product by SYNOVA will not constitute grounds for rejection under this Section 4.4.

         4.5 All Products supplied by ABI to SYNOVA shall have an expiration date of at least 23 months after the date of delivery of such Product to the carrier for shipment to SYNOVA's facility unless written approval is obtained from SYNOVA by ABI to ship product with a shorter expiration period.

         4.6 SYNOVA reserves the right to audit ABI's facilities, as reasonably necessary. However, exercise of such right shall be subject to the following conditions: (a) without good cause shown (for example ABI's repeated failure to remedy problems), SYNOVA shall be entitled to conduct only one audit per Contract Year; (b) SYNOVA audits shall be conducted only after reasonable advance written notice of the audit is provided by SYNOVA to ABI, and then only at such time as is reasonably convenient to ABI; (c) all information gathered and data reviewed during any such audit shall be "Confidential Information" subject to the provisions of Article 9 of this Agreement; and (d) the scope of each such audit shall be limited to the production and delivery of the Products under this Agreement and all documentation, data and other records relating solely thereto, including, without limitation, records and data relating to raw materials. ABI shall provide commercially reasonable cooperation to SYNOVA in the performance of such audit including, without limitation, providing reasonable access to all documents relevant to the development and manufacture of any Product sold to SYNOVA or contemplated for sale to SYNOVA. To the extent SYNOVA reasonably believes it may be legally required to obtain copies of any ABI records, documents or data relating to the Products, ABI shall permit SYNOVA to obtain such copies, provided such copies and all information contained therein shall be "Confidential Information" subject to Article 9. ABI retains the right, in its sole discretion, to determine what materials or information to release to SYNOVA.

5.       CUSTOMER SUPPORT, COMPLAINTS AND RETURNS

         5.1 Customer Complaints. In the event that SYNOVA receives any customer complaint regarding Product covered by this Agreement, SYNOVA shall give ABI written notice of the complaint within thirty (30) days of SYNOVA's receipt of the complaint. ABI shall respond in writing to any inquiry, customer complaint, nonconformity or corrective and preventative action request, within ten (10) days of written request therefore.

         5.2 Returned Product. In the event any customer of SYNOVA rejects or returns Product to SYNOVA as a result of performance problems or other deficiencies that are the result of noncompliance of any Product with the Specifications by ABI, or the failure of ABI to satisfy any of its responsibilities under this Agreement, then, as SYNOVA's sole remedy with respect thereto, such Product shall, be replaced by ABI within thirty (30) days of such rejection or return, at ABI's expense. ABI shall pay all costs of shipping the: (i) rejected Product from customer sites to ABI, and (ii) replacement Product to SYNOVA. ABI shall not repackage any such returned Product for sale to SYNOVA. Any claim arising out of the expiration of the product, or due to improper handling or storage or caused by actions or inactions of the customer, or caused by actions or inactions by SYNOVA shall not be subject to replacement.

6.       REGULATORY MATTERS

         6.1 Assistance. ABI will be responsible for and bear the cost of any 510(k) update or other filings necessary with the FDA and/or Center for Disease Control in order for SYNOVA to market the Product in the United States. ABI shall own all such 510(k) registrations and updates and filings. ABI retains the right to remove any product from the market should they determine that the cost of providing such updates or filings to the FDA cannot be reasonably recovered through the sale of the product.

         6.2 Regulatory Inquiry. Each party promptly and, in any event, within five (5) days of receipt of notice of inquiry, shall inform the other in writing of any formal or informal inquiry relating to any Product by any regulatory agency of any state or national government or supranational authority.

         6.3 Recall. If any Product defect or any final, non-appealable governmental or court action or any voluntary action by ABI results in: (A) the recall, destruction or withholding from market of any Product sold under this Agreement (hereinafter "Recall"); or (B) institution of a field correction of any Product sold under this Agreement (hereinafter "Field Correction"). ABI shall bear the direct costs and expenses of and shall be responsible for all corrective actions and agency communications associated with such Recall or Field Correction to the extent such Recall or Field Correction results from any cause or event (i) arising from the responsibility of ABI under this Agreement, or (ii) otherwise attributable solely to ABI. SYNOVA will provide ABI with direct access to those SYNOVA customers affected by the Recall or Field Correction, and all information received or compiled by SYNOVA from such customers or otherwise with respect to such Recall or Field Correction. Neither ABI nor SYNOVA shall initiate a Recall or Field Correction until such party has communicated its intention to the other party, and provided the other party with data and information relating to the proposed Recall or Field Correction and a reasonable opportunity to evaluate and comment on its implementation. Further, after consultation with ABI, SYNOVA will be responsible for communication to its customers regarding such Recall. All reasonable out-of-pocket expenses, including but not limited to the expenses of notification and destruction or return of the defective Product, and the cost of replacement Product incurred by SYNOVA relating to such Recall or Field Connection, shall be reimbursed by ABI, provided that such Recall results from (i) any cause or event arising from the responsibility of ABI under this Agreement; or (ii) is otherwise attributable solely to ABI. SYNOVA will be responsible for, and bear the direct costs of any Recall and/or Field Correction to the extent such Recall and/or Field Correction results from any cause or event arising from the responsibilities of SYNOVA under this Agreement, or otherwise attributable solely to SYNOVA. SYNOVA shall promptly notify ABI of any such Recall or Field Correction attributable to it, and shall provide regular reports and updates to ABI with respect to the progress and conclusion of any such Recall or Field Correction. SYNOVA will not initiate any Recall or Field Correction unless SYNOVA provides prior written notice of the proposed Recall or Field Correction to ABI, and affords ABI a reasonable opportunity to comment on and influence the proposed Recall or Field Correction in advance of its implementation.

         6.4 Medical Device Reports. Each party will immediately (within two business days) notify the other party in writing of any event or complaint that gives rise or could give rise to the need to file a Medical Device Report (hereinafter, an "MDR") within the meaning of the Federal Food, Drug and Cosmetic Act, as amended (the "Act"), with respect to any Product or the manufacture, distribution or use thereof in accordance with the MDR regulation, 21 C.F.R. Part 803. ABI, as the manufacturer of the Products, shall be responsible for preparing and shall file any MDR if such filing is required by applicable law. If, as a result of any corrective action or any final, non-appealable or non-appealed governmental or court action, an MDR is required to be issued for any Product sold hereunder, ABI shall bear the costs and expenses of and shall be responsible for all corrective actions associated with such MDR if such MDR is not the direct result of any breach of SYNOVA's duties under this Agreement or of SYNOVA's negligence or willful misconduct, in which event, SYNOVA shall bear the costs and expenses of such MDR. Because it manufactures the Products, ABI shall be responsible for submitting MDRs in accordance with applicable laws and regulations.

         6.5 MSDS. ABI shall promptly provide to SYNOVA or its customers upon request all required Material Safety Data Sheets ("MSDS") for any Product containing hazardous chemicals as required by federal, state or local law.

         6.6 Confidential Information. All notices, correspondence, submissions, filings, MDR's, MSDS's and other information provided by one party to the other party under this Section 1.4 shall be "Confidential Information" under this Agreement.

         6.7 Compliance with Laws. In performing this Agreement, each party shall comply with all applicable treaties, laws and regulations, and shall not be required to perform or omit to perform any act required or permitted under this Agreement if such performance or omission would violate the provisions of any such treaty, law or regulation.

7.       INTELLECTUAL PROPERTY

         7.1 Third Party Infringement. ABI may, in its discretion, pursue in its name, efforts to restrain any Third Party infringement of any ABI patent. Upon ABI's request, SYNOVA may, but is not obligated to be joined as a party plaintiff and shall cooperate in the pursuit thereof, as is reasonably necessary. ABI shall have the sole right to control prosecution of such action, but, to the extent SYNOVA is a party plaintiff, ABI shall keep SYNOVA informed in writing on a regular basis as to the status of such proceeding.

         7.2 Third Party License. In the event an additional Third Party license is necessary in order for ABI to manufacture or SYNOVA to distribute the Product because such manufacture or distribution may conflict with such Third Party's intellectual property rights or if either ABI or SYNOVA are given written notice by a Third Party that the Product infringes a patent, trademark or other right owned or controlled by the Third Party, then (a) either party may immediately terminate this Agreement upon written notice to the other party; or (b) either or both parties may seek to obtain a license from the Third Party in a timely manner and on commercially reasonable terms and, upon procuring such license, the parties may renegotiate the then-applicable price for the Product to reflect any royalty payments to be paid by ABI or SYNOVA to such Third Party. Prior to ABI's suspension in the supply of Product or termination of this Agreement as contemplated by the immediately preceding sentence, ABI shall give SYNOVA the option to hold ABI harmless from any future damages for the continued supply of the Product if, but only if, upon the request of ABI, in ABI's sole discretion, SYNOVA shall procure infringement insurance in all respects reasonably satisfactory to ABI.

         7.3 License to use SureStep(TM). ABI hereby grants SYNOVA a limited nontransferable, non-assignable license to use, during the term of this Agreement, the SureStep(TM) trademark for the exclusive purpose of marketing, distributing and selling the Products in accordance with this Agreement. All use of the SureStep(TM) trademark pursuant to such license shall inure to the benefit of ABI. As of the effective date of termination of this Agreement, SYNOVA shall cease and desist from all use of the SureStep(TM) trademark. SYNOVA shall have no right to incorporate the SureStep(TM) trademark or any derivation thereof in its corporate or business name or with regard to any products other than the Products.

8.       REPRESENTATIONS AND WARRANTIES

         8.1 By ABI. ABI hereby represents and warrants that:

            (a) ABI has the full right, power and corporate authority to enter into this Agreement, and to make the promises set forth in this Agreement, and to grant the rights herein, and that there are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement and that the Agreement is enforceable against ABI;

            (b) Each lot of Product delivered pursuant to this Agreement will continue, until the applicable expiration date (which such expiration date shall meet the requirements of Section 4.5), to conform to the Specifications, and shall be free from defects in materials and workmanship; and

            (c) ABI has good and marketable title to the Product, which shall be transferred to SYNOVA upon delivery.

ANY ALTERATION, CHANGE, MODIFICATION OR REPAIR MADE ON THE PRODUCT BY ANY PARTY OTHER THAN ABI SHALL VOID THE WARRANTY EXTENDED BY ABI UNDER THIS AGREEMENT.

         8.2 By SYNOVA. SYNOVA represents and warrants that SYNOVA has the full right, power and corporate authority to enter into this Agreement and to make the promises set forth in this Agreement, that there are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement, and that this Agreement is enforceable against SYNOVA.

         8.3 Extent of Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ABI AND SYNOVA EACH DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

9.       CONFIDENTIALITY

         9.1 Confidential Information. It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose proprietary and confidential information to the other ("Confidential Information"). Except to the extent expressly authorized by this Agreement or otherwise agreed to in writing, during the term of this Agreement and for a period of five (5) years following the termination of this Agreement, the receiving party shall take such reasonable measures to maintain such Confidential Information as confidential as it takes to protect its own proprietary and confidential information, and shall not use, publish or otherwise disclose such Confidential Information.

         9.2 Permitted Disclosures.

            (a) Notwithstanding the above, nothing contained in this Agreement shall preclude ABI or SYNOVA from utilizing or disclosing to others its own Confidential Information or utilizing Confidential Information received from the other party as may be required: (i) for regulatory purposes, including obtaining FDA approvals; (ii) for audit, tax or customs purposes; (iii) by court or other government order, provided that the party subject to such order notifies the other party and uses reasonable efforts to obtain a protective order covering such Confidential Information; or (iv) as otherwise required by law, provided that if one party is required to make any of the foregoing disclosures, the disclosing party shall not make such disclosure unless it has first provided the proposed disclosure of Confidential Information to the other party, and has given the other party reasonable opportunity for prior review of and comment on such disclosure in accordance with the procedure in Section 10.3.

            (b) In addition to the foregoing, SYNOVA and ABI may upon prior written notice disclose the Confidential Information of the other party to the receiving party's directors, officers, employees, legal counsel or other agents ("Representatives") who have a reasonable need for the Confidential Information in the performance of their services in connection with the matters set forth in this Agreement; who are informed of the confidential nature of the Confidential Information; and who are bound not to disclose such Confidential Information or use the same except in performance of this Agreement. The receiving party agrees to be fully responsible for enforcing as to the receiving party's Representatives the obligations of this Agreement, and to take such actions, legal or otherwise, to the extent necessary to cause its Representatives to comply with such obligations.

10. INDEMNIFICATION

         10.1 Indemnification by ABI. ABI shall defend, indemnify and hold SYNOVA, its officers, directors, employees, representatives, and agents (collectively, "SYNOVA indemnified entities") harmless from and against any liability, damage, loss, cost or expense, including reasonable attorney and other legal fees ("Liability"), directly arising out of or resulting from: (i) ABI's breach of any representation, warranty or guarantee set forth in this Agreement; (ii) ABI's default in the performance of its obligations under this Agreement, and failure or inability to cure such default in accordance with
Section 11.2; and (iii) any Third Party claims or suits made or brought against any one or more of the SYNOVA indemnified entities to the extent such Liability arises out of or relates to ABI's negligence or willful misconduct with regard to any Product manufactured by ABI or ABI's performance or non-performance hereunder.

         10.2 Indemnification by SYNOVA. SYNOVA shall defend, indemnify and hold ABI, its officers, directors, employees, representatives, and agents ("ABI indemnified entities") harmless from and against any Liability arising out of or resulting from: (i) SYNOVA's breach of any representation, warranty or guarantee set forth in this Agreement; (ii) SYNOVA's default in the performance of its obligations under this Agreement, and failure or inability to cure such default in accordance with Section 11.2; and (iii) any Third Party claims or suits made or brought against any one or more of the ABI indemnified entities to the extent such Liability arises out of or relates to SYNOVA's negligence or willful misconduct with regard to SYNOVA's sale or promotion of any Product, or SYNOVA's performance or non-performance hereunder.

         10.3 Conditions of Indemnification. With respect to any claim for which a party seeks indemnification from the other party ("alleged indemnifying party") under this Agreement, the party seeking indemnification shall: (i) advise the alleged indemnifying party of any claim or suit, in writing, within twenty (20) days after the indemnified party has received notice of such claim or suit, or within such period of time so as not to materially prejudice the right of the alleged indemnifying party with regard to the defense of such claim or action, whichever period is shorter; (ii) assist the indemnifying party and its representatives in the investigation and defense of any claim and/or suit for which indemnification is provided; and (iii) not offer to settle, settle or otherwise compromise such claim or action without the alleged indemnifying party's prior written consent, which consent will not be unreasonably withheld, unless such settlement fully releases the party seeking indemnification without any liability, loss, cost or obligation to such party.

10.4 Insurance.

            (a) By ABI. During the term of this Agreement, ABI shall, at its sole cost and expense, obtain and keep in force a policy of comprehensive general liability insurance with bodily injury, death and property damage limits of at least One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate, including product liability coverage. Upon the Effective Date, ABI shall furnish a certificate of insurance, in form acceptable to SYNOVA, evidencing the insurance required hereunder and providing for at least thirty (30) days prior written notice to SYNOVA of any cancellation, termination or change of such insurance coverage.

            (b) By SYNOVA. During the term of this Agreement, SYNOVA shall, at its sole cost and expense, obtain and keep in force adequate insurance coverage for the sale of the Product under this Agreement, at least One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate including product liability coverage. Upon the Effective Date, SYNOVA shall furnish a certificate of insurance, in form acceptable to ABI, evidencing the insurance required hereunder, naming ABI as additional insured, and providing for at least thirty (30) days prior written notice to ABI of any cancellation, termination or change of such insurance coverage.

         10.5 Limitation of Liability. EXCEPT FOR THIRD PARTY CLAIMS SET FORTH IN SECTIONS 10.1 AND 10.2 AND CLAIMS RESULTING FROM THE WILLFUL MISCONDUCT OF A PARTY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE, SPECIAL, INDIRECT OR SIMILAR DAMAGES WHATSOEVER ARISING UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, DAMAGES RELATING TO LOSS OF PROFITS.

11.      TERM/TERMINATION

         11.1 Term and Expiration. The initial term of this Agreement shall commence on the Effective Date and, unless sooner terminated as provided in this Agreement, shall continue in effect until the last day of the third (3rd) Contract Year. This Agreement may be terminated at any time upon mutual agreement of the parties. This Agreement shall automatically renew for period of two (2) Contract Years each, unless one party provides the other with a written notice of termination at least sixty (60) days prior to the end of the third Contract Year or of any subsequent 2-year Contract term, as the case may be.

         11.2 Termination for Cause. Upon any material breach of this Agreement by either party, the non-breaching party may terminate this Agreement upon thirty (30) days prior written notice to the breaching party. The notice shall become effective at the end of the thirty (30) day period unless the breaching party shall cure such breach within such period.

         11.3 Termination by Either Party. Either party may terminate this Agreement in accordance with the provisions of Section 7.2, in the event of infringement on Third Party rights, or as set forth in Section 12.5, upon an event of force majeure.

         11.4 Termination for Insolvency. Either party may terminate the agreement upon written notice to the other in the event of:

            (a) insolvency of the other party, or the appointment of a receiver by the other party for all or any substantial part of its properties, provided that such receiver is not discharged within sixty (60) days of its appointment;

            (b)   the adjudication of the other party as bankrupt;

            (c) the admission by the other party in writing of its inability to pay its debts as they become due;

            (d) the execution by the other party of an assignment for the benefit of its creditors; or

            (e) the filing by the other party of a petition to be adjudged as bankrupt, or a petition or answer admitting the material allegations of a petition filed against the other party in any bankruptcy proceeding, or the acts of the other party to any other judicial proceeding intended to effect a discharge of the debts of the other party, in whole or in part.

         11.5 Consequences of Expiration or Early Termination. Upon the expiration or early termination of this Agreement:

            (a) Each party shall return or destroy, and certify to such destruction of, all Confidential Information of the other party, except that each party may maintain one (1) copy for archival purposes solely to confirm compliance with the provisions of Article 9; and

            (b) Neither party shall be relieved from any obligation that accrues pursuant to this Agreement before the effective date of the termination or expiration, nor shall either party be released from any payment obligation that accrued prior to the effective date of termination.

         11.6 Inclusive Remedy. Except as otherwise provided in this Agreement, each party shall have the rights and remedies set forth herein, in addition to any other remedies which it may have under applicable statutory or common law. Each party shall have the sole discretion to determine which of its rights and remedies, if any, it shall pursue, and such party shall not be required to exhaust any of its other rights or remedies before pursuing any one of the rights and remedies set forth in this Agreement.

         11.7 Survival. Expiration or early termination of this Agreement shall not relieve either party of its obligations incurred prior to expiration or early termination. The obligations under Sections 3.4 (Delivery and Invoicing, as to payments owed); 5.1 (Customer Complaints); 5.2 (Returned Product); 6.2 (Regulatory Inquiry); 6.3 (Recall); 6.4 (Medical Device Reports); 11.5 (Consequences of Expiration or Early Termination); 11.7 (Survival); and Articles 8 (Representations and Warranties); 9 (Confidentiality); and 10 (Indemnification) shall survive expiration or early termination of this Agreement, or of any extensions thereof, for a period of five (5) years if a survival period is not otherwise stated. Any other provisions or licenses granted under this Agreement and contemplated by their terms to pertain to a period of time following termination or expiration of this Agreement shall survive.

12.      MISCELLANEOUS

         12.1 Notices. All notices, requests or other communications required or permitted to be given under this Agreement to any party shall be in writing and shall be deemed to have been sufficiently given when delivered by personal service or sent by registered mail or a recognized private mail carrier service, telex or facsimile with a written confirmation copy, to the recipient addressed as follows:

      (a) If to SYNOVA:                               with a copy to:

               Synova Healthcare, Inc.                Brian P. Kirby, Esquire
               3553 West Chester Pike, No. 334        25 West Second Street
               Newtown Square, PA 19073               P.O. Box 900
               Attention: Stephen King (President)    Media, PA 19063
               Facsimile: (610) 356-6290              Facsimile: (610) 566-8257

      (b) If to ABI:                                  with a copy to:

               Applied Biotech, Inc.                  Apogent Technologies Inc.
               10237 Flanders Court                   Attn: General Counsel
               San Diego, CA 92121                    30 Penhallow Street
               Facsimile: (858) 587-6757              Portsmouth, NH 03801
               Attention: President                   Facsimile: 1-603-436-3719

         All such communications shall be deemed to be effective on the day on which personally served; or, if sent by registered mail, on the date of delivery reflected in the Return Receipt or other proof of delivery to the other party received from the Postal Service; or if by private mail carrier service, the date of the carrier delivery receipt; or if by telex or facsimile, on the telex or facsimile date. Either party must provide to the other written notice of change of address, in which event any communication shall thereafter be given to such party as above provided at such changed address.

         12.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. Notwithstanding the foregoing, neither party hereto shall have the right to assign any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent may not be withheld unreasonably, and which consent or reasonable withholding of consent shall be timely provided.

         12.3 Waivers. Any delay or failure or by either party to strictly enforce any term or provision of this Agreement shall not be construed as a waiver or a continuing waiver of other breaches of the same nature or other covenants or conditions of this Agreement.

         12.4 Relationship of Parties. The relationship of the parties under this Agreement is that of independent contractors. Nothing contained in this Agreement is intended or is to be construed so as to constitute the parties as partners, joint ventures, or either party as an agent or employee of the other. Neither party has any express or implied right under this Agreement to assume or create any obligation on behalf of or in the name of the other, or to bind the other party to any contract, agreement or undertaking with any Third Party, and no conduct of the parties shall be deemed to infer such right.

         12.5 Force Majeure

            (a) Delay or failure on the part of either party in performing its obligations under this Agreement shall not subject such party to any liability to the other if such delay or failure is caused by or results from acts such as, but not limited, to, acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, or compliance with any law, order or regulation of any government entity acting with color of right.

            (b) Upon occurrence of an event of force majeure, the party affected shall promptly notify the other in writing, setting forth the details of the occurrence, and making every attempt to resume the performance of its obligations as soon as practicable after the force majeure event ceases. If such event prevents or will prevent performance of a material provision of this Agreement by one party for more than ninety
                  (90) days, then the other party may terminate this Agreement effective thirty (30) days after delivery of written notice to the non-performing party and in accordance with Section 11.7.

         12.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, United States of America, excluding its conflict of laws principles. The English version of this Agreement shall be the true and correct version of this Agreement. The parties agree that the provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply whatsoever, and is hereby expressly excluded. In the event of any lawsuit relating to this Agreement, ABI AND SYNOVA EACH EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY, WHETHER SUCH RIGHT IS STATUTORY, CONSTITUTIONAL OR OTHERWISE, AND EACH CONSENTS TO JURISDICTION IN A STATE OR FEDERAL COURT LOCATED IN SAN DIEGO, CALIFORNIA, USA.

         12.7 Exhibits. Exhibit 1.9 contains a list of the ABI rapid test products that SYNOVA is authorized to distribute under this Agreement. This list of products may be supplemented by mutual agreement of the parties. Exhibit 3.1 contains a list of prices for those products. Only the price reflected for the FSH Midstream Test Stick product, which SYNOVA will distribute under the terms of this Agreement, has been negotiated and agreed upon by the parties as of the Effective Date of this Agreement. Should SYNOVA desire to distribute any of the other ABI rapid test products, the parties will mutually agree in writing upon product price and other terms and conditions, and such agreed upon terms will be incorporated into and made part of this Agreement as an Exhibit.

         12.8 Severability. If any provision of this Agreement is finally held to be invalid, illegal or unenforceable by a court or agency of competent jurisdiction, that provision shall be severed or shall be modified by the parties so as to be legally enforceable (and to the extent modified, it shall be modified so as to reflect, to the extent possible, the intent of the parties), and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

         12.9 Amendments. Except as otherwise expressly provided herein, neither this Agreement nor any provision hereof may be amended or waived except by a written instrument signed by both parties.

         12.10 Singular and Plural. Where the context hereto requires, the singular number shall be deemed to include the plural and vice versa.

         12.11 Headings. The headings of the Articles and Sections of this Agreement have been added for the convenience of the parties and shall not be deemed a part hereof.

         12.12 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single Agreement.

         12.13 Final Agreement. This Agreement and each applicable Purchase Order are the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all other such prior agreements and understandings.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized representative,

SYNOVA HEALTHCARE, INC.                     APPLIED BIOTECH, INC.

By:      /s/ Stephen King                   By:      /s/ Jeffrey A. Konocke
         ------------------------                    ------------------------
Name:    Stephen King                       Name:    Jeffrey A. Konocke
         ------------------------                    ------------------------
Title:   President and CEO                  Title:   V.P. Sales & Marketing
         ------------------------                    ------------------------

EXHIBIT LIST

1.9      PRODUCT LINE LIST
3.1      PRODUCT LINE PRICES


                                   EXHIBIT 1.9
                                  PRODUCT LINE

 CAT. #                         DESCRIPTION                       CLIA STATUS            PACKAGE
--------                       ------------                       ------------           --------
STREP A
-------
6209KAB                        Strep A Dipstick                   Waived                 25 Tests per Box**
6208KA4                        Strep A Cassette                   Moderate               40 Tests per Box **

HCG
---
6008KAB                        hCG Cassette                       Waived                 25 Tests per Box **
6028KAB                        hCG Combo/3 Line                   Waived/Moderate        25 Tests per Box **

H. PYLORI
---------
6706KAW                        h. Pylori Cassette                 Waived                 25 Tests per Box **

MONO
----
6908KAW                        Mono Cassette                      Waived                 25 Tests per Box **

LH
--
6108KAB                        LH Cassette                        Moderate               25 Tests per Box **

FSH
---
8607KPL                        FSH Midstream                      Waived                 [XXXX]*
[XXXX]* minimum order.

** Note: Prices for these products to be determined at the time SYNOVA desires to begin marketing the products.

Note: Other products may be added to this list by mutual agreement of both parties. i.e. ABI and SYNOVA. Such prices for these products shall be added as such agreement is reached, and shall be incorporated as part of this agreement.

--------
* Filed under an application for confidential treatment.

                                   EXHIBIT 3.1
                                 PRODUCT PRICES


 CAT. #               DESCRIPTION                   CLIA STATUS                PACKAGE                 PRICE
--------              ------------                  ------------               --------                ------
STREP A
-------
6209KAB               Strep A Dipstick              Waived                     25 Tests                $TBD**
6208KA4               Strep A Cassette              Moderate                   40 Tests                $TBD**

HCG
---
6008KAB               hCG Cassette                  Waived                     25 Tests                $TBD**
6028KAB               hCG Combo/3 Line              Wvd/Mdrt                   25 Tests                $TBD**

H. PYLORI
---------
6706KAW               h. Pylori Cassette            Waived                     25 Tests                $TBD**

MONO
----
6908KAW               Mono Cassette                 Waived                     25 Tests                $TBD**

LH
--
6108KAB               LH Cassette                   Moderate                   25 Tests                $TBD**

FSH
---
8607KPL               FSH Midstream                 Waived                     [XXXX]*            [XXXX]* per kit



[XXXX]* minimum order. (Description of product in attached agreement.)
 ** Note: Prices for these products to be determined at the time SYNOVA desires to begin marketing the products.

Note: Other products may be added to this list by mutual agreement of both parties. i.e. ABI and SYNOVA. Prices for these products shall be added at such time that agreement is reached, and shall be incorporated as part of this agreement.


--------
* Filed under an application for confidential treatment.